Exhibit 99.3

REVISED

SHARE REDEMPTION PROGRAM

OF WELLS REAL ESTATE INVESTMENT TRUST, INC.

Effective for Redemptions of Shares beginning in March, 2005

On February 23, 2005, the board of directors of the Wells Real Estate Investment Trust, Inc. (“Wells REIT”) approved a revision to the current share redemption program effective for redemptions of shares beginning in March 2005, pursuant to the terms and conditions set forth below.

Prior to the time that our shares are listed on a national securities exchange, stockholders of the Wells REIT who have held their shares for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or any portion of their shares to us at any time in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption.

If you have held your shares for the required one-year period, you may redeem your shares for a purchase price equal to the lesser of (1) $10 per share or (2) the purchase price per share that you actually paid for your shares of the Wells REIT, less in both instances any amounts previously distributed to you attributable to net sales proceeds from the sale of Wells REIT’s properties. In the event that you are redeeming all of your shares, shares purchased pursuant to our dividend reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of our board of directors. In addition, for purposes of the one-year holding period, limited partners of Wells OP who exchange their limited partnership units for shares in the Wells REIT shall be deemed to have owned their shares as of the date they were issued their limited partnership units in Wells OP. In addition, our board of directors has delegated to our officers the right to waive the one-year holding period in the event of the death or bankruptcy of a stockholder or other exigent circumstances.

Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5.0% of the weighted-average number of shares outstanding during the prior calendar year; and (2) in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. In addition, the board of directors may set aside an amount determined annually by the board not to exceed 20% of the funds available for redemption during each calendar year for (1) redemptions upon the death of a stockholder (“redemptions upon death”) and (2) redemptions for certain stockholders to satisfy required minimum distribution requirements as set forth under Sections 401(a)(9), 403(b)(10), 408(a)(6), 408(b)(3), and 408(A)(c)(5) of the Internal Revenue Code (“required minimum distribution redemptions”), which will have the effect of reducing the amount of funds otherwise available for other redemption requests. The board has determined that up to 15% of funds available for redemption will be reserved for redemptions upon death and required minimum distribution redemptions for calendar year 2005.

We will redeem shares on the last business day of each month. We must receive requests for redemption at least five business days before the end of the month in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption in any month, we will attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (1) if a pro rata redemption would result in you owning less than half of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would redeem all of your shares; and (2) if a pro rata redemption would result in you owning more than half but less than all of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would not redeem such portion of your shares to the extent it would result in your remaining holdings of our shares to be below the minimum required amounts. Our board of directors reserves the right in its sole discretion upon 30 days’ notice to (1) change the purchase price for redemptions, (2) reduce the number of shares purchased under the share redemption program, or (3) otherwise amend the terms of or terminate our share redemption program for any reason.

We cannot guarantee that the funds set aside for our share redemption program will be sufficient to accommodate all requests made in any year or in any given month. If we do not have sufficient funds available, at the time when redemption is requested, you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time in the future, if any, when sufficient funds become available.

If we do not completely satisfy a stockholder’s redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we could redeem under the program, we intend to treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdraws his or her request before the next date for redemptions. A stockholder can withdraw a redemption request upon written notice to the Wells REIT received at least five business days prior to the date for redemption.

The board of directors reserves the right to amend, suspend, or terminate our share redemption program at any time upon 30 days’ notice. We will notify you of such developments either (1) by disclosure in the annual or quarterly reports of the Wells REIT filed under the Securities Exchange Act of 1934 or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report filed under the Securities Exchange Act of 1934.

Our share redemption program is intended to provide only interim liquidity for our stockholders until such time, if ever, that shares of our common stock are listed and traded on a national securities exchange or some other active secondary market develops for the shares which would provide liquidity for stockholders, at which time we anticipate that we would terminate the share redemption program. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to redeem their shares should give written notice to Wells Capital, Inc., our transfer agent, at 6200 The Corners Parkway, Norcross, Georgia 30092-3365, Attention: Client Services.

The shares we redeem under our share redemption program will be cancelled. We will not resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise sold in compliance with such laws.

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